UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005

TETON PETROLEUM COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 Broadway, Suite 2400
Denver, CO 80202-4921
(Address of principal executive offices, including zip code)

(303) 542-1878
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of an Acquisition or Disposition of Assets.

On May 27, 2005, Teton Petroleum Company (“we” or the “company”), pursuant to a purchase and sale agreement previously executed with ATEC Energy Ventures, LLC and Apollo Energy, LLC (“ATEC/Apollo”), purchased leasehold interests (together with the oil and gas wells and wellbores located on the properties) covering 40,273 acres in the Eastern Denver Julesburg Basin. The properties purchased by us in this transaction carry a net revenue interest of approximately 82.3%. This is the second tranche of the transaction that previously closed on April 14, 2005. We expect to purchase approximately 17,000 additional acres in an additional closing, which is expected to occur by the end of June 2005, once routine title curative work is completed.

As previously reported, the Agreement also establishes an Area of Mutual Interest (“AMI”) for certain properties surrounding the acquired properties. If additional leases are acquired in the AMI, ATEC/Apollo will be permitted to reserve or will be granted a certain overriding royalty interest in such additional leases.

The purchase price for the second block of acreage was $644,371 in cash, the issuance of 92,053 unregistered shares of our common stock, and the issuance of warrants to purchase 46,027 shares of our common stock, exercisable for a period of three years at an exercise price of $1.75 per share. As a result, the aggregate amount of acreage in the Eastern DJ Basin that we have acquired in the two closings is 163,308 acres, for which the Company has paid, to date, a total of $2,612,926 and has issued a total of 373,276 unregistered shares of common stock and warrants to purchase 186,638 shares of common stock.

In connection with the issuances of the additional shares and warrants in connection with this closing, we also entered into a registration rights agreement with ATEC/Apollo whereby we granted ATEC/Apollo certain registration rights in connection with the shares of our common stock and shares underlying the warrants issued as part of the purchase price.

Item 3.02  Unregistered Sales of Equity Securities.

As part of the consideration for the purchase of 40,273 acres, on May 27, 2005, we issued to ATEC/Apollo 92,053 unregistered shares of our common stock and warrants to purchase an additional 46,027 shares of common stock at an exercise price of $1.75 per share, exercisable for a period of three years. This transaction was not registered under the Securities Act of 1933, as amended (the “Act”) in reliance on an exemption from registration under Section 4(2) of the Act based on the limited number of purchasers, their sophistication in financial matters, and their access to information concerning the Company.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: June 2, 2005                                                              TETON PETROLEUM COMPANY

By: /s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and
President